    As filed with the Securities and Exchange Commission on November 17, 2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         FORM S-8 REGISTRATION STATEMENT
 (INCLUDING REGISTRATION OF SHARES FOR RESALE BY MEANS OF A RE-OFFER PROSPECTUS)
                        UNDER THE SECURITIES ACT OF 1933

                                NIKU CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                    77-0473454
   (State or Other Jurisdiction                        (I.R.S. Employer
 of Incorporation or Organization)                    Identification No.)

                                NIKU CORPORATION
                                 305 MAIN STREET
                         REDWOOD CITY, CALIFORNIA 94063
          (Address of Principal Executive Offices, including Zip Code)

              NIKU CORPORATION RESTRICTED STOCK PURCHASE AGREEMENTS
                   NIKU CORPORATION 2000 STOCK INCENTIVE PLAN
                           (Full Titles of the Plans)

                                 FARZAD DIBACHI
                             CHIEF EXECUTIVE OFFICER
                                NIKU CORPORATION
                                 305 MAIN STREET
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 298-4600
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:

                            Dennis R. DeBroeck, Esq.
                             Jeffrey R. Vetter, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                                        PROPOSED
                                               AMOUNT       PROPOSED MAXIMUM             MAXIMUM
                                                TO BE        OFFERING PRICE             AGGREGATE               AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED         REGISTERED      PER SHARE(1)          OFFERING PRICE(1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
   Common Stock, $0.0001 par value           1,800,000(2)        $14.25                $25,650,000               $6,772
-----------------------------------------------------------------------------------------------------------------------------
   Common Stock, $0.0001 par value           2,600,000(3)        $14.25                $37,050,000               $9,781
-----------------------------------------------------------------------------------------------------------------------------
              TOTAL                          4,400,000                                 $62,700,000              $16,553
=============================================================================================================================

(1) Estimated as of November 13, 2000 pursuant to Rule 457(c) solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq National Market on November 13, 2000.

(2) Represents certain shares held by stockholders who purchased the shares under restricted stock purchase agreements entered into in connection with the employment of such stockholders.

(3) Represents shares available for grant as of November 17, 2000 under the Registrant's 2000 Stock Incentive Plan.

--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------


                                1,800,000 SHARES

                                NIKU CORPORATION

                                  COMMON STOCK

                                ----------------

       THE 1,800,000 SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS WERE ACQUIRED IN CONNECTION WITH THE EMPLOYMENT OF THE SELLING STOCKHOLDERS. THESE SHARES MAY BE OFFERED AND SOLD OVER TIME BY THE STOCKHOLDERS NAMED IN THIS PROSPECTUS UNDER THE HEADING "SELLING STOCKHOLDERS."

       OUR COMMON STOCK CURRENTLY TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "NIKU." THE LAST REPORTED SALE PRICE ON NOVEMBER 13, 2000 WAS $14.25 PER SHARE.

                                ----------------

       INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                                ----------------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is November 17, 2000.

                                TABLE OF CONTENTS

                                -----------------

Forward-Looking Statements .................................          1
Prospectus Summary .........................................          2
Risk Factors ...............................................          3
Use of Proceeds ............................................          13
Dilution ...................................................          13
Selling Stockholders .......................................          14
Plan of Distribution .......................................          15
Legal Matters ..............................................          18
Experts ....................................................          18
Where You Can Find More Information ........................          18



       Unless the context otherwise requires, the terms "we," "our," "us" and "Niku" refer to Niku Corporation, a Delaware corporation, and its subsidiaries.


                           FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates," and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

       Niku Corporation provides Internet software products and e-marketplaces for the sourcing, management and delivery of services. Our Internet software products are designed to automate and extend the core business processes of service organizations, services providers within enterprises and small businesses, and individual professionals.

       Our principal executive offices are located at 305 Main Street, Redwood City, California 94063, and our telephone number is (650) 298-4600.

                                  THE OFFERING

       All of the shares that may be offered with this prospectus are held by stockholders who purchased shares under Restricted Stock Purchase Agreements entered into in connection with the employment of the selling stockholders.

Common stock that may be offered by
  the selling stockholders .......................          1,800,000 shares
Common stock to be outstanding after
  this offering ..................................          76,458,611 shares(*)
Use of proceeds ..................................          We will not receive any proceeds.


----------
(*)   Based on the number of shares outstanding as of October 28, 2000.

                                  RISK FACTORS

       You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company and we do not undertake any commitment to supplement or update these risks as circumstances change. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. Our business, financial condition or results of operations could be seriously harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE ARE AN EARLY STAGE COMPANY WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS

       We were incorporated in January 1998 and have a limited operating history. We began licensing our Internet software in December 1998 and introduced our iNiku website in November 1999 and the latest version of our eNiku software in October 2000. Therefore, we have only a limited operating history upon which to base an evaluation of our current business and prospects.

DUE TO OUR LIMITED OPERATING HISTORY, IT IS DIFFICULT TO PREDICT OUR FUTURE OPERATING RESULTS

       Due to our limited operating history, it is difficult or impossible for us to predict future results of operations. For example, we cannot forecast operating expenses based on our historical results because we have recently introduced new versions of our software, have acquired a number of companies, and begun to pursue additional markets, and we are required to forecast our expenses in part based on future revenue projections.

WE HAVE INCURRED LOSSES DURING OUR OPERATING HISTORY AND EXPECT TO INCUR FUTURE LOSSES FOR THE FORESEEABLE FUTURE

       We have experienced operating losses in each quarterly and annual period since we were formed and expect to incur significant losses in the future. As of October 28, 2000, we had an accumulated deficit of $131 million. We expect to significantly increase our research and development, sales and marketing, and general and administrative expenses, in part as a result of our recent acquisitions. In addition, as a result of our acquisitions, we will record non-cash charges for the amortization of goodwill and other intangible assets as these assets are amortized over the next three to five years. Further, we will incur substantial stock-based compensation expense in future periods, which represents non-cash charges incurred as a result of the issuance of stock and stock options prior to our initial public offering on February 28, 2000. As a result of these factors, we will need to significantly increase our revenue to achieve and maintain profitability. We may not be able to sustain our recent revenue growth rates. In fact, we may not have any revenue growth, and our revenues could decline. Our failure to continue to significantly increase our revenues would seriously harm our business and operating results.

       Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods, our revenue growth or other results of operations may be below the expectations of investors. If this occurs, the price of our common stock will decline.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND IF OUR FUTURE RESULTS ARE BELOW THE EXPECTATIONS OF INVESTORS, THE PRICE OF OUR COMMON STOCK WILL DECLINE

       Our results of operations could vary significantly from quarter to quarter. We expect to incur significant sales and marketing expenses to promote our products and services. Our quarterly operating results are likely to be particularly affected by the number of customers licensing our products during any quarter as well as sales and marketing and other expenses for a particular quarterly period.

       Other factors that could affect our quarterly operating results include:

       - our ability to attract new customers and retain and sell additional products and services to current customers;

       - the announcement or introduction of new products or services by us or our competitors;

       - changes in the pricing of our products and services or those of our competitors;

       - variability in the mix of our products and services revenues in any quarter; and

       - the amount and timing of operating costs and capital expenditures relating to expansion of our business.

       Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods, our revenue growth or other results of operations may be below the expectations of investors. If this occurs, the price of our common stock will decline.

WE EXPECT TO FACE SEASONALITY IN OUR SALES, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE

       We expect to experience seasonality in the sales of our products and services. For example, we anticipate that sales may be lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers as well as due to our sales commission structure. We also expect that sales may decline during summer months, particularly in European markets. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results.

OUR PRODUCTS HAVE A LONG SALES CYCLE WHICH MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY RESULTS AND MAY CAUSE OPERATING RESULTS TO VARY SIGNIFICANTLY

       The sales cycle for our products is long, typically from three to six months, making it difficult to predict the quarter in which we may recognize revenue from a sale, if at all. Our products often are part of a significant strategic decision by our customers regarding their information systems. Accordingly, the decision to license our products typically requires significant pre-purchase evaluation. We spend substantial time educating and providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend significant funds in sales and marketing efforts.

       Our lengthy sales cycle may cause license revenue and other operating results to vary significantly from period to period. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results may vary significantly.

A SIGNIFICANT PORTION OF OUR SALES FORCE IS LARGELY NEW AND UNPROVEN; IF WE FAIL TO EXPAND AND STRENGTHEN OUR DIRECT AND INDIRECT SALES CHANNELS, OUR ABILITY TO INCREASE REVENUES WILL BE LIMITED

       In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. Our failure to do so could harm our ability to increase revenue. We currently receive substantially all of our revenue from direct sales, but intend to increase sales through indirect sales channels in the future. Our direct sales force is in large part, new and unproven, coming from companies we recently acquired. If these new sales personnel do not become effective in a timely manner, our revenues could be harmed. We also need to expand our direct sales force by hiring additional salespersons and sales management. There is strong competition for qualified sales personnel in our business, and it may not be able to attract and retain sufficient new sales personnel to expand our operations.

       We intend to pursue increased revenue from indirect sales channels, which involves selling our software through value added resellers and other third parties. As of October 28, 2000, 25 of these other companies market our product. These resellers offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. We also intend to offer our Internet software through application service providers, who install our software on their own computer servers and charge their customers for access to our software. We are seeking to expand our indirect sales channel to involve more relationships with third parties in the current fiscal year and we may not be able to do so successfully.

TO DATE, CUSTOMERS HAVE NOT DEPLOYED OUR PRODUCTS ON A LARGE SCALE AND WE MAY EXPERIENCE CUSTOMER DISSATISFACTION AND LOST SALES IF OUR PRODUCTS DO NOT ACCOMMODATE LARGE-SCALE DEPLOYMENTS

       Our software must be able to accommodate substantial increases in the number of people using our products. Our products have not been tested in the context of large-scale customer implementations. If our customers cannot successfully implement large-scale deployments, or if they determine that our products cannot accommodate large-scale deployments, we could lose some or all of our existing customers and be unable to obtain new customers.

IMPLEMENTATION OF OUR PRODUCTS BY LARGE CUSTOMERS MAY BE COMPLEX AND CUSTOMERS COULD BECOME DISSATISFIED IF IMPLEMENTATION OF OUR PRODUCTS PROVES DIFFICULT, COSTLY OR TIME-CONSUMING

       Our products must integrate with many existing computer systems and software programs used by our customers. Integrating with many other computer systems and software programs can be complex, time-consuming and expensive, and cause delays in the deployment of our products. Because we are one of the first companies to offer products designed for professional services automation, many customers will be facing these integration issues for the first time in the context of professional services automation software. Customers could become dissatisfied with our products if implementations prove to be difficult, costly or time-consuming.

WE EXPECT TO DEPEND ON LICENSES OF OUR ENIKU INTERNET SOFTWARE PRODUCT AND OTHER SOFTWARE PRODUCTS FOR A MAJORITY OF OUR REVENUE FOR THE FORESEEABLE FUTURE

       We anticipates that revenue from the license of our software products and related services, as opposed to marketplace revenue, will continue to constitute the vast majority of our revenue for the foreseeable future. Consequently, a decline in the price of or demand for these products and related services, or their failure to achieve broader market acceptance, would seriously harm our business.

WE HAVE SOLD AND CONTINUE TO SELL OUR PRODUCTS TO COMPANIES AS PART OF BROADER BUSINESS RELATIONSHIPS AND REVENUE FROM THESE CONTRACTS MAY NOT BE INDICATIVE OF FUTURE REVENUE

       We have licensed our products to companies from whom we have purchased products and services under separate arrangements. These companies generally consist of (1) companies to whom we license our software and from whom we receive software and or services to use in our business and (2) members of our Niku Partners Network.

       In these relationships, we typically license our Internet software to a company and that company sells us services and or licenses us software that it markets. These software licenses are typically non-exclusive, have a perpetual term and may only be terminated if the terms of the license are violated.

       Members of our Niku Partners Network typically license our software in return for a fee. In addition, we typically pay a fee to these companies to provide implementation services to our customers or to provide development services for us. Our agreements with Niku Partner Network members typically have a term of two years and may be terminated sooner if there is a breach of the agreement.

       It may be more difficult to sell our products and services to potential customers if we do not also agree to use the software products or services that a potential customer provides. We cannot assure that we will be successful in licensing our products to customers without having to enter into broader relationships with them.

WE EXPECT REVENUE FROM OUR PRODUCTS TO BE CONCENTRATED IN A RELATIVELY SMALL NUMBER OF CUSTOMERS

       We expect to derive a significant portion of our revenue from a relatively small number of customers for the foreseeable future. As a result, if we lose a major customer or a major prospective customer, our quarterly and annual results of operations could be harmed. We cannot be certain that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to purchase products or renew our services in any future period.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS NEWLY EMERGING AND CUSTOMERS MAY NOT ACCEPT OUR PRODUCTS AND SERVICES

       The market for professional services automation software products and services is newly emerging. Services businesses have not traditionally automated the management of their business processes. We cannot be certain that this market will continue to develop and grow, or that companies will elect to utilize our products and services rather than attempt to develop applications internally or through other sources. In addition, the use of the Internet, as well as corporate intranets and extranets, has not been widely adopted for professional services automation. Companies that have already invested substantial resources in other methods may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems or methods. We expect that it will need to continue intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Therefore, demand for and market acceptance of our products and services will be subject to a high level of uncertainty.

DEFECTS IN OUR PRODUCTS OR SERVICES COULD RESULT IN LOSS OF OR DELAY IN REVENUE, LOSS OF MARKET SHARE, FAILURE TO ACHIEVE MARKET ACCEPTANCE OR INCREASED COSTS

       Products and services as complex as those we offer or develop frequently contain undetected defects or errors. Despite internal testing and testing by our customers or potential customers, defects or errors may occur in our existing or future products and services, including Year 2000 errors. For example, from time to time in the past, versions of our software that have been delivered to customers have contained errors. In these instances, we have substantially resolved the errors. In the future, if we are not able to detect and correct errors prior to release, we may experience a loss of or delay in revenue, loss of market share, failure to achieve market acceptance or increased costs to remediate errors, any of which could significantly harm our business.

       Defects or errors could also result in tort or warranty claims. Although where practical we attempt to reduce the risk of losses resulting from any claims through warranty disclaimers and liability limitation clauses in our customer agreements, these contractual provisions may not be enforceable in every instance. Furthermore, although we maintain errors and omissions insurance, this insurance coverage may not adequately cover us for claims. If a court refused to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be harmed.

IF WE CANNOT BUILD A CRITICAL MASS OF BUYERS AND SELLERS FOR OUR NIKU SERVICES MARKETPLACE, THE MARKETPLACE WILL NOT BE SUCCESSFUL

       The success of the Niku Services Marketplace depends in large part on our ability to build a critical mass of buyers and sellers of services for our Niku Services Marketplace. To attract sellers of services, we must build a critical mass of buyers interested in obtaining services. However, buyers must perceive value in the Niku Services Marketplace, which, in part, depends upon the breadth of the offerings from sellers of services. If we are unable to increase the number of buyers and sellers of services, the Niku Services Marketplace will not be successful.

SYSTEM FAILURE MAY CAUSE INTERRUPTION OF OUR SERVICES

       The performance of our website servers and networking hardware and software infrastructure is critical to iNiku, our hosted professional services automation software and our ability to provide high quality customer service. Currently, our infrastructure and systems for iNiku, our hosted applications and our corporate website are located at one site maintained by USi. The hosting site is in an area susceptible to earthquakes. We depend on this single-site infrastructure, and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our services.

       Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that could occur. In the past we have experienced temporary outages with respect to our iNiku website. These outages were due to temporary malfunctions of our website servers. To date, these outages have resulted in our iNiku website being temporarily unavailable to users for periods of several minutes to several hours. Any system failure that causes an interruption in service or a decrease in responsiveness of our Internet-based services, if sustained or repeated, could harm our reputation and the attractiveness of our brand name.

WE DEPEND ON DISTRIBUTION, MARKETING AND TECHNOLOGY RELATIONSHIPS AND IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR BUSINESS MAY BE HARMED

       We rely on distribution, marketing and technology relationships with a variety of companies. These distribution, marketing and technology relationships include relationships with:

              -      the Niku Partners Network of consulting firms;

              -      operators of high traffic websites; and

              - third party vendors of e-commerce and Internet software, such as Allaire, Extensity, Fulcrum, Microsoft, Oracle and Seagate Software, whose products or technologies we incorporate into or integrate with our products, such as development tools, databases and search engines.

       We depend on these companies to promote our products, provide our direct sales force with customer leads, attract users to iNiku and the Niku Services Marketplace, integrate and implement our products with those of customers or provide enhanced functionality to our products. Some of these relationships are not documented in writing, or are governed by agreements that can be terminated by either party with little or no prior notice or do not provide for minimum payments to us. Our Internet marketing relationships also require us to make significant cash payments.

       Companies with which we have a distribution, marketing or technology relationship may promote products or services of several different companies, including, in some cases, products or services that compete with us. These companies may not devote adequate resources to selling or promoting our products and services. We may not be able to maintain these relationships or enter into additional relationships in the future.

MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES MAY SUFFER IF WE ARE UNABLE TO INCORPORATE THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY INTO OUR PRODUCTS

       Rapidly changing technology and standards may impede market acceptance of our products and services. Our current products and services have been designed based upon currently prevailing technology. If new technologies emerge that are incompatible with our products, our key products and services may become obsolete and our existing and potential customers may seek alternatives to our products and services. We may not be able to quickly adapt to any new Internet technology.

       Additionally, we have designed our products to work with databases such as Oracle Enterprise Server and Microsoft SQL Server and operating systems such as Windows NT and Sun Solaris. Any changes to those databases or systems, or increasing popularity of other databases or systems, may require us to modify our products or services and could cause us to delay releasing future products and enhancements. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors or operating systems, databases, web servers and other enterprise and Internet-based applications could delay our product development, increase our product development expenses or cause customers to delay evaluation, purchase and deployment of our products.

BECAUSE WE HAVE EXPANDED OUR OPERATIONS, OUR SUCCESS WILL DEPEND ON OUR ABILITY TO INTEGRATE THE COMPANIES WE HAVE AND WILL ACQUIRE, MANAGE OUR EXPECTED GROWTH, IMPROVE OUR EXISTING SYSTEMS AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS

       We have rapidly and significantly expanded our operations and expect to continue to expand our operations. Much of the growth has come from the acquisition of other companies. This growth has placed, and continues to place, a significant strain on our managerial, operational, financial and other resources. We are seeking to hire a substantial number of new employees in the current fiscal year. Our ability to compete effectively and to manage future expansion of our operations, if any, will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis. We expect to hire additional new employees to support our business and to implement and integrate control systems. We may not be able to manage our growth efficiently.

ACQUISITIONS MAY PRESENT RISKS TO OUR BUSINESS

       Future and recent acquisitions could create risks for us, including:

              - amortization of expenses related to goodwill and other intangible assets;

              - difficulties in assimilating the acquired personnel, operations, technologies or products;

              - the inability to effectively market and sell our products to the acquired company's customers;

              -      unanticipated costs associated with the acquisitions;

              -      the need to manage geographically-dispersed operations;

              - diversion of management's attention from other business concerns;

              -      the inability to retain the acquired employees; and

              - adverse effects on us or the acquired company's existing business relationships.

       To varying degrees, these risks, have been evident in our acquisitions to date. If we experience ongoing difficulties in assimilating acquired businesses, products or technologies, our ongoing business could be disrupted, our management and employees could be distracted and we could incur increased expenses. Furthermore, we may issue equity securities to pay for any future acquisitions, which could be dilutive to our existing stockholders. We may also incur debt or assume unknown liabilities in connection with acquisitions.

OUR INCREASED INTERNATIONAL ACTIVITIES MAY NOT RESULT IN INCREASED REVENUE

       During the last twelve months, we have expanded our operations into Canada, the United Kingdom, France, The Netherlands, Sweden, Germany, Switzerland and Australia. In the future, we intend to expand our operations into other areas, particularly Southern Europe the Asia-Pacific region. We believe we must expand the sales of our products and services outside the United States and hire additional international personnel. In connection with this expansion, we must accommodate the longer sales cycle that exist in international markets. We also will need to develop internationalized versions of our products and marketing and sales materials. Therefore, we expect to commit significant resources to expand our international sales, marketing and development. We may not be successful in marketing our products and services to customers in markets outside the United States, where adoption of the Internet and electronic commerce may evolve slowly or may not evolve at all.

INCREASED INTERNATIONAL ACTIVITIES WILL EXPOSE US TO ADDITIONAL OPERATIONAL CHALLENGES THAT WE MIGHT NOT OTHERWISE FACE

       If we succeed in increasing our international activities, we will be exposed to additional operational challenges that we would not otherwise face if we conducted our operations only in the United States. These include:

              - currency exchange rate fluctuations, particularly if we sells our products in denominations other than U.S. dollars;

              - the longer sales cycle in international markets, as well as seasonal fluctuations in purchasing patterns in other countries, particularly declining sales during summer months in European markets;

              -      tariffs, export controls and other trade barriers;

              - difficulties in collecting accounts receivable in foreign countries;

              - the burdens of complying with a wide variety of foreign laws;

              - reduced protection for intellectual property rights in some countries, particularly in Asia; and

              - the need to develop internationalized versions of our products and marketing and sales materials.


THERE IS COMPETITION IN OUR MARKET, WHICH COULD MAKE IT DIFFICULT TO ATTRACT CUSTOMERS, CAUSE US TO REDUCE PRICES AND RESULT IN REDUCED GROSS MARGINS OR LOSS OF MARKET SHARE

       The market for products and services is competitive, dynamic and subject to frequent technological changes. The intensity of competition and the pace of change are expected to increase in the future. Our products and services primarily compete with solutions that have been developed by potential customers' in-house developers and IT departments. In addition, we face competition from a number of competitors offering products and services that vary in functionality. These include:

              - developers of professional services automation software and related Internet-based applications;

              - providers of hosted software for IT consultants and internal IT departments;

              -      operators of Internet-based job boards;

              -      developers of project management software;

              - and enterprise resource planning software companies that may decide to develop software or applications for the professional services industry.

       We believe that there are a number of companies that offer products that provide some of the functionality of our products. However we do not believe any one company has a dominant position in our market as a whole.

       We expect additional competition from other established and emerging companies as the professional services automation market continues to develop. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business. We may not be able to compete successfully against current and future competitors.

WE DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS

       Our future success depends upon the continued service of our executive officers, particularly Farzad Dibachi, our chief executive officer. None of our executive officers is bound by an employment agreement for any specific term or which prevents them from terminating their employment at any time. Our business would be seriously harmed if we lost the services of one or more of our executive officers or if one or more of them decide to joint a competitor or otherwise compete directly or indirectly with us.

IN ORDER TO GROW OUR BUSINESS, WE MUST ATTRACT AND RETAIN QUALIFIED PERSONNEL AT A TIME WHEN COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE

       We must attract, assimilate and retain qualified employees to be successful. We may be unable to attract, assimilate or retain highly qualified employees. In particular, we believe that we will need to hire additional engineering personnel. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the software and Internet industries is an additional challenge for us. There is a shortage of qualified technical personnel and competition for this personnel is intense in our industry, particularly in the San Francisco Bay Area, where our headquarters is located. We may not be able to attract, assimilate or retain and motivate new personnel.

WE MIGHT NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS

       We regard substantial elements of our products and services as proprietary and attempt to protect them by relying on patent, trademark, service mark, copyright and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business.

       It is possible that no patents will issue from our currently pending patent applications. Moreover, new patent applications may not result in issued patents and may not provide us with any competitive advantages over, or may be challenged by, third parties.

       We have applied for registration of, among other marks the Niku logo, Niku, iNiku, eNiku and NAKS trademarks with the U.S. Patent and Trademark Office. Although we rely on copyright laws with respect to our software, we have not made any copyright registration with any government entity with respect to our software.

       Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in software or Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available. Furthermore, our competitors may independently develop similar technologies that substantially limit the value of our intellectual property or design around patents issued to us.

       Substantially all of our iNiku users' usage of our services is governed by Internet-based license agreements, rather than by means of a formal, written contract. Users "click" on a dialog box and are deemed to agree to the terms and conditions that are posted on iNiku, and our relationship with these customers is then governed by these terms and conditions. There is a possibility that a court, arbitrator or regulatory body could deem this type of agreement to be invalid or determine that the terms and conditions governing the agreement do not fully protect our intellectual property rights.

THIRD PARTIES MIGHT BRING INFRINGEMENT CLAIMS AGAINST US OR OUR THIRD-PARTY SUPPLIERS THAT COULD HARM OUR BUSINESS

       In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in our software and Internet industries. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive and divert management's attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, if at all.

       In addition, as part of our product licenses, we agree to indemnify our customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We cannot assure you that we or our customers could obtain necessary licenses from third parties at a reasonable cost, or at all.

WE ARE UNCERTAIN OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS

       We may need to raise additional funds in order to fund more rapid expansion, expand our marketing activities, develop new or enhance existing services or products, respond to competitive pressures or acquire complementary businesses, products or technologies. We may also need to raise funds in the future to meet our working capital needs. Additional financing may not be available on terms favorable to us, or at all. If we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of the then existing holders of our common stock.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE ADOPTION OF THE INTERNET FOR ELECTRONIC COMMERCE AND COMMUNICATIONS

       Our business is based on providing software for the sourcing, management and delivery of professional services using the Internet. Therefore, in order for our business to be successful, the Internet must be widely adopted, in a timely manner, as a means of electronic commerce and communication relating to professional services. Because electronic commerce and communication over the Internet are new and evolving, it is difficult to predict the size of this market and our sustainable growth rate. To date, many businesses and consumers have been deterred from utilizing the Internet for a number of reasons, including, but not limited to:

              - potentially inadequate development of network infrastructure;

              - security concerns, including the potential for fraud or theft of stored data and information communicated over the Internet;

              - inconsistent quality of service, including well-publicized down times for popular websites;

              -      lack of availability of cost-effective, high-speed service;

              -      limited numbers of local access points for corporate users;

              - delay in the development of enabling technologies or adoption of new standards;

              - inability to integrate business applications with the Internet;

              - the need to operate with multiple and frequently incompatible products; and

              - a lack of tools to simplify access to and use of the Internet.

INCREASING GOVERNMENTAL REGULATION OF THE INTERNET COULD LIMIT THE MARKET FOR OUR PRODUCTS AND SERVICES

       A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. Legislation could dampen the growth in Internet usage and decrease or limit our acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our products and services. In addition, existing laws could be applied to the Internet, including consumer privacy laws. Legislation or application of existing laws could expose companies involved in electronic commerce, to increased liability, which could limit the growth of electronic commerce generally.

SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES

       A fundamental requirement to conduct Internet-based electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of our customers' networks, or well-publicized security breaches affecting the Internet in general, could significantly harm our business. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the security measures of our products and services or our iNiku business website. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information.

NEW TAX TREATMENT OF COMPANIES ENGAGED IN INTERNET COMMERCE MAY ADVERSELY AFFECT THE INTERNET INDUSTRY

       Tax authorities on the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject companies engaged in electronic commerce to additional state sales, income and other taxes. A recently passed federal law places a temporary moratorium on certain types of taxation on electronic commerce. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet; although, if imposed, these taxes would likely increase our cost of doing business.

PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD DELAY OR PREVENT A TAKEOVER OF US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS

       Provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. These provisions include:

              - authorizing the issuance of preferred stock without stockholder approval;

              - providing for a classified board of directors with staggered, three-year terms;

              -      prohibiting cumulative voting in the election of directors;

              - requiring two-thirds of the outstanding shares to approve amendments to some provisions of our certificate of incorporation and bylaws;

              - requiring a majority of the stockholders to call stockholders meetings; and

              -      prohibiting stockholder actions by written consent.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

       Sales of a large number of shares of our common stock in the market, or the belief that these sales could occur, could cause a drop in the market price of our common stock. Of the 74,658,611 shares of our common stock outstanding at October 28, 2000, approximately 58,000,000 are tradable without registration under the Securities Act of 1933, unless the shares are purchased by our "affiliates," as that term is defined under the Securities Act. The remaining shares of common stock outstanding upon completion of our initial public offering are "restricted securities," as that term is defined under Rule 144 of the Securities Act. Of these shares:


              - 8,356,137 shares will become freely tradable after November 17, 2000;
              - 8,289,236 shares will become freely tradable after December 8, 2000;
              - 167,384 shares will be freely tradable after January 31, 2001;
              - 64,930 shares will be freely tradable after February 24, 2001; and
              - the remaining shares will be freely tradable after June 8, 2001.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MIGHT BE VOLATILE AND COULD RESULT IN A DECLINE IN THE VALUE OF YOUR INVESTMENT

       We believe that the market price of our common stock, like other early-stage Internet-related companies, could be volatile. The value of your investment in our common stock could decline due to the impact of any of the following factors upon the market price of our common stock:

              -      variation in our quarterly operating results;

              - announcements of new product or service offerings by us or our competitors;

              - announcement of new customer relationships by us or our competitors;

              -      changes in market valuations of Internet-related companies;

              -      additional to, or departures of, our executive officers;
                     and

              - conditions and trends in the Internet and electronic commerce industries.

       Further, the stock markets, particularly the Nasdaq National Market on which our common stock is listed, have experienced substantial price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology and Internet-related companies and have often been unrelated or disproportionate to the operating performance of these companies.

                                 USE OF PROCEEDS

       We will not receive any proceeds from the sales of our common stock by the selling stockholders under this prospectus.

                                    DILUTION

       As of October 28, 2000, our net tangible book value was approximately $172 million, or of $2.30 per share of common stock. The net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 74,658,611 shares of common stock outstanding at October 28, 2000. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

       We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus and the shares offered under this prospectus are already outstanding. Accordingly, the amount of our total tangible assets, total liabilities and shares of common stock outstanding will not change as a result of the sale of any of the shares offered under this prospectus. Therefore, our net tangible book value and net tangible book value per share immediately following this offering will remain unchanged from the numbers set forth above, assuming that no additional shares of common stock are issued after the date of this prospectus.

       Assuming that the shares offered under this prospectus are sold at a price of $14.88, the closing price of our common stock on October 27, 2000, new purchasers of the shares will experience an immediate dilution of $12.63 per share. The following table illustrates the per share dilution:

Assumed offering price per share .................................     $   14.88
Net tangible book value per share after this offering ............          2.25
Dilution per share to new purchasers .............................     $   12.63

       Please note that the last sale price of our common stock on October 28, 2000 was $14.88. Accordingly, assuming that the shares offered under this prospectus are sold at that price and that our net tangible book value per share has not changed since October 27, 2000, new purchasers of the shares will experience an immediate dilution of $12.63 per share.

       The above discussion and table assume no exercise of any stock options or warrants for common stock outstanding as of October 28, 2000. If any of these options or warrants is exercised, there will be further dilution to new purchasers.

                              SELLING STOCKHOLDERS

       The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of October 28, 2000.

       We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. Each selling stockholder owns less than 1% of our outstanding common stock, except Mr. Pickus who beneficially owned 1.6% of our outstanding common stock, based on shares outstanding as of October 28, 2000.

       The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

                                          SHARES OWNED                  SHARES THAT
             NAME                       BEFORE OFFERING                MAY BE OFFERED
             ----                       ---------------                --------------
Joshua Pickus (1)                          1,250,000                     1,250,000
Mark Nelson (2)                              350,000                       350,000
John Danforth (3)                            200,000                       200,000
                                           ---------                     ---------
             TOTALS                        1,800,000                     1,800,000

(1) Represents 1,250,000 shares held by Mr. Pickus subject to a lapsing repurchase right in favor of Niku, which lapses with respect to 416,666 shares on November 1, 2000 and 34,722 each month after. Mr. Pickus has served as President, Vertical Markets of Niku since November 1999. Prior to then, Mr. Pickus had no material relationship with Niku.

(2) Represents 350,000 shares held by Mr. Nelson subject to a lapsing repurchase right in favor of Niku, which lapses with respect to 87,500 shares on August 11, 2000 and 7,291 shares each month after. Mr. Nelson has served as Chief Financial Officer of Niku since August 1999. Prior to then, Mr. Nelson had no material relationship with Niku.

(3) Represents 200,000 shares held by Mr. Danforth subject to a lapsing right of repurchase in favor of Niku, which lapses with respect to 50,000 shares on February 25, 2001 and 4,167 each month after. Mr. Danforth has served as General Counsel of Niku since February 2000. Prior to then, Mr. Danforth had no material relationship with Niku.

                              PLAN OF DISTRIBUTION

    The selling stockholders will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sales of these shares. Selling stockholders may resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act, provided they meet the criteria and confirm to the requirements of one of these exemptions.

WHO MAY SELL AND APPLICABLE RESTRICTIONS

       Shares may be offered and sold directly by the selling stockholders from time to time. The selling stockholders could transfer, devise or gift shares by other means.

       Alternatively, the selling stockholders may from time to time offer shares through brokers, dealers or agents that may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

       In addition, some of the selling stockholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their partners, stockholders or trust beneficiaries, respectively, which distributes may likewise distribute further such shares. Distributed shares may later be sold by such partners, stockholders or trust beneficiaries, or by any of their respective distributees.

PROSPECTUS DELIVERY

       Because selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

              - the name of the selling stockholder and of any participating underwriters, broker-dealers or agents;

              - the aggregate amount and class and series of shares being offered;

              - the price at which the shares were sold and other material terms of the offering;

              - any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

              - that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the shares. In addition, if we receive notice from a selling stockholder that a donee or pledgee intends to sell more than 500 shares of Series A common stock, a supplement to this prospectus will be filed.

MANNER OF SALES

       The selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or the over-the-counter market. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

       The shares may be sold according to one or more of the following methods:

              - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

              - purchases by a broker or dealer as principal and resale by the broker or dealer for our account as allowed under this prospectus;

              - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

              -      an exchange distribution under the rules of the exchange;

              - face-to-face transactions between sellers and purchasers without a broker-dealer; and

              -      by writing options.

       SOME PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES, INCLUDING THE ENTRY OF STABILIZING BIDS OR SYNDICATE COVERING

TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act. Regulation M may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

HEDGING AND OTHER TRANSACTIONS WITH BROKER-DEALERS

       In connection with distributions of the shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered shares. The broker-dealer may then resell or transfer these shares with this prospectus. A selling stockholder may also loan or pledge the registered shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares with this prospectus.

EXPENSES ASSOCIATED WITH REGISTRATION

       We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees, including fees for one legal counsel retained by the selling stockholders and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

INDEMNIFICATION AND CONTRIBUTION

       We and the selling stockholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

SUSPENSION OF THIS OFFERING

       We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

                                  LEGAL MATTERS

       Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. As of October 28, 2000, two investment partnerships associated with Fenwick & West LLP beneficially owned an aggregate of 30,000 shares of our common stock.

                                     EXPERTS

       The consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of ABT Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the three year in the period ended December 31, 1999,have been incorporated by reference herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, and given on the authority of said firms as experts in auditing and accounting.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

       Except to the extent modified or superseded by information contained herein, the following documents we have filed with the Commission are incorporated into this prospectus by reference:

       - the Registration Statement on Form S-8 of which this prospectus is a part, and the exhibits filed with the registration statement and incorporated into the registration statement by reference;

       - our quarterly report on Form 10-Q for the quarter periods ended April 29, 2000 and July 29, 2000;

       - our Annual Report on Form 10-K for the fiscal year ended January 29, 2000 filed with the Commission on April 28, 2000, which contains our audited consolidated financial statements as of January 29, 2000 and 1999 and for each of the years then ended;

       - our Form 8-K/A filed October 18, 2000 in connection with the acquisition of ABT Corporation;

       - the description of our common stock contained in our registration statement on Forms 8-A filed with the Commission on January 6, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

       - all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

       To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. Such inconsistent incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

       Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. You may obtain copies of this material from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information that we file electronically with the Commission are available at the Commission's web site at http://www.sec.gov.

       We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the Series A common stock offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our Series A common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

       We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Investor Relations, Niku Corporation, 305 Main Street, Redwood City, California 95063.

================================================================================

                                NIKU CORPORATION

                              1,800,000 SHARES OF
                                  COMMON STOCK




                             -----------------------
                                   PROSPECTUS

                               NOVEMBER 17, 2000
                             -----------------------



        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.
================================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

       Except to the extent modified or superseded by information contained herein, the following documents we have filed with the Commission are incorporated into this prospectus by reference:

            - the Registration Statement on Form S-8 of which this prospectus is a part, and the exhibits filed with the registration statement and incorporated into the registration statement by reference;

            - our quarterly reports on Form 10-Q for the quarter periods ended April 29, 2000 and July 29, 2000;

            - our Annual Report on Form 10-K for the fiscal year ended January 29, 2000 filed with the Commission on April 28, 2000, which contains our audited financial statements as of January 29, 2000 and 1999 and for each of the years then ended;

            - our Form 8-K/A filed October 18, 2000 in connection with the acquisition of ABT Corporation;

            - the description of our common stock contained in our registration statement on Forms 8-A filed with the Commission on January 6, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

            - all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

        To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. Such inconsistent incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

        Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. You may obtain copies of this material from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information that we file electronically with the Commission are available at the Commission's web site at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the Series A common stock offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our Series A common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Investor Relations, Niku Corporation, 305 Main Street., Redwood City, California 95063.

ITEM 4.  DESCRIPTION OF SECURITIES - SECURITIES TO BE PURCHASED.

        Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. As of October 28, 2000, two investment partnerships associated with Fenwick & West LLP beneficially owned an aggregate of 30,000 shares of our common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to the Registrant or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

        - the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

        - the Registrant may indemnify its other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

        - the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding;

        - the Registrant may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and

        -       the rights conferred in the Bylaws are not exclusive.

        The Registrant has entered into Indemnification Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

        Reference is also made to Section 8 of the Underwriting Agreement relating to Registrant's initial public offering, effected pursuant to Registrant's Registration Statement on Form S-1 (File No. 333-93439) originally filed with the Commission on December 22, 1999, as subsequently amended (the "Form S-1"), which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

        The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

        See also the undertakings set out in response to Item 9.

        Reference is also made to the following documents regarding relevant indemnification provisions described above and elsewhere herein:

        1. Registrant's Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.01 filed with the Form 10-K).

        2. Registrant's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.02 filed with the Form 10-K).

        3. Form of Indemnity Agreement entered into between the Registrant and its directors and officers (incorporated by reference as an exhibit to the Form S-1).

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        The Registrant issued a total of 1,800,000 shares of its common stock to three individuals pursuant to restricted stock purchase agreements of the Registrant. These shares were issued in private transactions that were exempt from registration under the Securities Act by virtue of Regulation D/Section 4(2) of the Securities Act.

ITEM 8.   EXHIBITS.

        Exhibit
        Number                        Exhibit Title
        -------                       -------------
          4.01      Registrant's Amended and Restated Certificate of
                    Incorporation. ++

          4.02      Registrant's Amended and Restated Bylaws. ++

          4.03 Niku Corporation Restricted Stock Purchase Agreement, dated as of November 1, 1999, by and between Registrant and Joshua
                    Pickus. +

          4.04 Niku Corporation Restricted Stock Purchase Agreement, dated as of November 18, 1999, by and between Registrant and Mark
                    Nelson. +

          4.05 Niku Corporation Restricted Stock Purchase Agreement, dated as of February 25, 2000, by and between the registrant John
                    Danforth.

          4.06      Niku Corporation 2000 Stock Incentive Plan

          5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.

          23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).

          23.02     Consent of KPMG LLP, independent auditors.

          23.03     Consent of PricewaterhouseCoopers LLP, independent auditors.

          24.01     Power of Attorney (see signature page to this Registration
                    Statement).

----------------

          + Previously filed with the Commission as an exhibit to the Company's Registration Statement on Form S-1 (file no.
                    333-9349) and incorporated by reference herein.

          ++ Previously filed with the Commission as an exhibit to the Company's Form Annual Report on Form 10-K for the year ended
                    January 31, 2000.


ITEM 9.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(b)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this day of November 16, 2000.

                                     NIKU CORPORATION

                                     By: /s/ Farzad Dibachi
                                        ----------------------------------------
                                        Niku Corporation
                                        Chief Executive Officer and
                                        Chairman of the Board


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Farzad Dibachi, Joshua Pickus, Mark Nelson and Harold Slawik, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on November 16, 2000 by the following persons in the capacities indicated:

             SIGNATURE                                   TITLE
             ---------                                   -----

/s/ FARZAD DIBACHI
----------------------------------------    Chief Executive Officer and Chairman of the Board
            FARZAD DIBACHI                  (Principal Executive Officer)

/s/ MARK NELSON
----------------------------------------    Chief Financial Officer (Principal Financial Officer and
             MARK NELSON                    Principal Accounting Officer)

/s/ TERENCE GARNETT
----------------------------------------    Director
           TERENCE GARNETT

/s/ FRANK GILL
----------------------------------------    Director
              FRANK GILL

/s/ WILLIAM RADUCHEL
----------------------------------------    Director
           WILLIAM RADUCHEL

/s/ MAYNARD WEBB
----------------------------------------    Director
            MAYNARD WEBB

                                NIKU CORPORATION

                       REGISTRATION STATEMENT ON FORM S-8

                                INDEX TO EXHIBITS

        Exhibit
        Number                                 Exhibit Title
        -------                                -------------
          4.01           Registrant's Amended and Restated Certificate of Incorporation.++

          4.02           Registrant's Amended and Restated Bylaws.++

          4.03           Niku Corporation Restricted Stock Purchase Agreement, dated as of November 1,
                         1999, by and between Registrant and Joshua Pickus. +

          4.04           Niku Corporation Restricted Stock Purchase Agreement, dated as of November 18,
                         1999, by and between Registrant and Mark Nelson. +

          4.05           Niku Corporation Restricted Stock Purchase Agreement, dated as of February 25,
                         2000, by and between the registrant John Danforth.

          4.06           Niku Corporation 2000 Stock Incentive Plan.

          5.01           Opinion of Fenwick & West LLP regarding legality of the securities being registered.

         23.01           Consent of Fenwick & West LLP (included in Exhibit 5.01).

         23.02           Consent of KPMG LLP, independent auditors.

         23.03           Consent of PricewaterhouseCoopers LLP, independent auditors.

         24.01           Power of Attorney (see signature page to this Registration Statement).

--------------------

             +           Previously filed with the Commission as an exhibit to the Company's Registration
                         Statement on Form S-1 (file no. 333-9349) and incorporated by reference herein.

             ++ Previously filed with the Commission as an exhibit to the Company's Form Annual Report on Form 10-K for the year ended January 31, 2000.